Consent of Independent Certified Public Accountants




The Board of Directors
Security Bank Holding Company
Coos Bay, Oregon:


We consent to incorporation by reference in the Registration Statement
(No. 333-28095) on Form S-8 of Security Bank Holding Company of our report dated january 23, 1998, relating to the consolidated balance sheets of Security Bank Holding Company and Subsidiaries as of December 31, 1997 and
1996, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years then ended, which report appears in the December 31, 1997 annual report on Form 10-KSB of Security Bank Holding Company.






Portland, Oregon
March 18, 1998